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                                                             Exhibit 10.17


                          OBAGI MEDICAL PRODUCTS INC.

                             EMPLOYMENT AGREEMENT



Dr. Vartan Libaridian
17751 Sherman Way
Reseda, CA 92000


Dear Vartan,

          I am pleased to offer you the position of Vice President of Regulatory Affairs and Product Technology & Development, on the following terms:

          You will perform the duties customarily associated with this position with respect to the Company's operations on a full-time basis. You will report directly to the Chief Medical Officer of the Company on matters relating to Product Technology and Development and to myself on all other matters. You will be based in Long Beach, California, or such other location, which the Company establishes as its principal place of business. It is currently anticipated that the Company will relocate its operations to the Long Beach area, sometime at the beginning of 1998.

A.        TERM

          The term of your employment shall be for a period of one (1) year commencing on 1 January 1998, and shall be automatically renewed for successive one-year terms unless either party gives notice to the other prior to the expiration of the initial term or any renewal term subject to the termination provisions set forth herein.

B.        TRANSITION YEAR 1998

          For the duration of 1998 we have agreed that this will be a Transition Year, during which the Company will arrange to purchase your laboratory equipment, and you will arrange to move your laboratory and operations from its current location in Reseda to the Company's facility in Long Beach. We have agreed to work with you on formulating a Transition Plan. This Transition Plan will in detail schedule this move, and will be agreed to by all parties before the commencement of this Employment Agreement. The details of this Transition Plan are set forth as Exhibit "C" attached hereto.

C.        COMPENSATION

          SALARY: Your salary shall be $120,000 per annum subject to annual cost of living increases based on the Consumer Price Index for All Items, All Urban Consumers for the Los Angeles-Anaheim-Riverside, CA area or such greater increase as may be approved by the Company's Board of Directors in its discretion. Your salary shall be paid bi-weekly, subject to standard payroll deductions and withholdings.





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                               OBAGI MEDICAL PRODUCTS INC.


          BONUS: You shall be entitled to an annual bonus based on the achievement of certain benchmarks as set forth on Exhibit "A" attached hereto. You will be eligible to earn a bonus of 25% of base salary, as adjusted for performance in accordance with the benchmarks set forth in Exhibit "A". All bonuses will be subject to the legal deductions and withholdings, etc. as customary. No bonus is payable unless you are employed by the Company on December 31 of the applicable year.

          STOCK OPTION GRANT: The Company intends to grant you stock options to purchase common stock of the Company. The terms of the stock options are set forth on Exhibit "B" attached hereto.

          BENEFITS: You will be eligible for vacation and sick leave according to standard Company policy for employees having at least three (3) years' seniority. You will also receive all other benefits the Company provides to its most senior employees (e.g., health or dental insurance coverage). You will be eligible to participate a 401k plan, which the Company expects to establish.


D.        EXPENSES

          The Company shall reimburse you for all other reasonable, ordinary and necessary expenses incurred in the performance of your duties (such reimbursement shall be conditioned upon the submission of reasonable detailed receipts and/or invoices substantiating such expenses).


E.        TERMINATION

          Either you or the Company may terminate your employment with or without cause, at any time, for any reason whatsoever without advance notice. This at-will employment relationship cannot be changed except by writing signed by the Chairman of the Board of the Company.

          If the Company terminates your employment without cause, you will receive as your sole severance, your base salary for six months (6) payable bi-weekly subject to the customary legal deductions and withholdings. These payments shall cease immediately if you violate any provision of this agreement, including the provisions of Section F. If the Company exercises this right to terminate your employment without cause, no compensation will be owed to you other than the severance payment referred to in the previous sentence.

          If you voluntarily terminate your employment, if you die or become physically or mentally disabled, or if the Company terminates your employment for cause, all compensation and benefits shall cease immediately, and you will receive no severance benefits or any other special payments. For purposes of this agreement, termination for cause shall mean material misconduct, including, but not limited to (i) conviction of any felony or any crime involving moral turpitude or dishonesty or which is punishable by imprisonment in a state or federal correctional facility; (ii) participation in a fraud or act of dishonesty against the Company or any of its customers or suppliers; (iii) willful and material breach of Company policies or willful violation of reasonable rules, regulations, orders or directives of the Company's Board of Directors; (iv) refusal to perform your duties on a full-time basis; (v) material breach of any term of this Agreement; (vi) intentional damage to Company property; (vii) conduct by you which in the good faith and reasonable determination of the




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                          OBAGI MEDICAL PRODUCTS INC.

Board of Directors of the company demonstrates gross negligence, willful malfeasance or gross unfitness to serve. In the case of sections iii, iv, and v, Company must provide Employee with written notice of their intent to terminate and Employee shall be given 30 days to correct the "cause" in order to avoid termination. The determination as to the adequacy of such "corrective" action on the part of the employee shall be subject to the good faith and reasonable determination of the Board of Directors of the Company.


F.        POLICIES AND PROCEDURES

          You will be expected to abide by all Company policies and procedures. Company may issue policies, rules, regulations, guidelines, procedures, or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees. These materials are general guidelines for your information and shall not be construed to alter, modify, or amend this agreement for any purpose whatsoever, and this agreement shall control over such policies, to the extent of any conflict.


G.        CONFIDENTIALITY/NON-COMPETITION

          At any time following execution of this agreement, you agree not to use or disclose, directly or indirectly, for any reason, whatsoever or in any way any confidential information or trade secrets of Company, including, but not limited to, information with respect to Company as follows: the identity, lists, and/or descriptions of any customers of Company; financial statements, cost reports, and other financial information; product or service pricing information; contract proposals and bidding information; processes, policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements thereto, other than (i) at the direction of Company during the course of your employment (ii) after receipt of the prior written consent of Company, (iii) as required by any court or governmental regulatory agency having competent jurisdiction over Company, or (iv) information made public by Company.

          You agree that all copyrights, trademarks, tradenames, service marks, inventions, processes and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by you during the term of this Agreement that relate to the Company's business, or that result from any work performed by you for the Company, shall be the sole property of the Company, and you hereby assign to the Company any right or interest that you may otherwise have in respect thereof. Upon the reasonable request of the Company, you shall execute, acknowledge, deliver and file any instrument or document necessary or appropriate to give effect to this provision and do all other acts and things necessary to enable the Company to exploit the same or to obtain patents or similar protection with respect thereto. You agree that the covenants set forth in this paragraph shall accrue to the benefit of Company, irrespective of the reason for termination of the other provisions of this agreement and the corresponding employment relationship created hereby.



          You agree that during the term of this agreement and for a period of three years thereafter, you will not, without the prior written consent of the Company's Board of Directors:

                  a. Whether for compensation or otherwise, directly or indirectly engage in the Company's business, or any part thereof, or assist any other person in such person's conduct of




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                           OBAGI MEDICAL PRODUCTS INC.


the Company's business, or any part thereof, whether as a director, officer, employee, consultant, adviser, independent contractor or otherwise;

                  b. Hold a legal or beneficial interest in any person which is engaged in the Company's business or any part thereof, whether such interest is as an owner, investor, partner, creditor (other than as a trade creditor in the ordinary course of business), joint venturer or otherwise;

                  c. Solicit, divert or attempt to divert from the Company or any person deriving title to the goodwill of the Company (a "Transferee") any business constituting, or any customer of, any part of the Company's business then conducted by the Company or such Transferee; or

                  d. Induce or attempt to induce any person then, or during the immediately preceding six (6) month period, engaged or employed (whether part-time or full-time) by the Company or any Transferee, whether as an officer, employee, consultant, salesman, adviser or independent contractor to leave the employ of the Company or such Transferee, as the case may be, or to cease providing the services to the Company or such Transferee, as the case may be, then provided by such person, or in any other manner seek to engage or employ any such person (whether or not for compensation) as an officer, employee consultant, adviser or independent contractor such that such person would thereafter be unable to devote his or her full business time and attention to the business then conducted by the Company or such Transferee, as the case may be.

You hereby specifically acknowledge and agree that the restrictions contained in this paragraph are reasonable and necessary to protect the business and prospective business of Company, and that the enforcement of the provisions of this paragraph will not work an undue hardship on you.

            However, in the event your employment is terminated by the Company without cause, you shall be permitted to do the following as of the first anniversary of the date of such termination:

                  a. Whether for compensation or otherwise, directly or indirectly engage in the Company's business, or any part thereof, or assist any other person in such person's conduct of the Company's business, or any part thereof, whether as a director, officer, employee consultant, adviser, independent contractor or otherwise; or

                  b. Hold a legal or beneficial interest in any person which is engaged in the Company's business or any part thereof, whether such interest is as an owner, investor, partner, creditor (other than as a trade creditor in the ordinary course of business), joint venture or otherwise; or


H.        MISCELLANEOUS

          To ensure rapid and economical resolution of any disputes which may arise with the Company, or any of its officers or directors or under this agreement, you agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims whether for race, sex, sexual orientation,




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                          OBAGI MEDICAL PRODUCTS INC.

religion, national origin, age, marital status, or medical condition, handicap or disability, or otherwise) arising from any such dispute or regarding the interpretation, performance, enforcement or breach of this agreement shall be resolved by final and binding arbitration under the Judicial Arbitration and Mediation Services Rules of Practice and Procedure.

                  If any provision of this agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, and this agreement and each separate provision hereof shall be construed and enforced as if such illegal invalid, or unenforceable provision had never comprised a part of this agreement, and the remaining provisions of this agreement, shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable, if such reformation is allowable under applicable law.

                  This agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment, and it supersedes any other agreements or promises made to you by anyone, whether oral or written. You agree that, except as provided herein, no other representations or promises were made to you regarding your employment with the Company. This agreement shall be construed and interpreted in accordance with the laws of the State of California.

                  We look forward to your joining the Company and to a successful and enjoyable working relationship.


Sincerely,


Obagi Medical Products Inc.






By  /s/ Ian Walker
   ---------------------------------
     Ian Walker, Vice President






Accepted By:





/s/ Dr. Vartan Libaridian
------------------------------------
Dr. Vartan Libaridian


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                                  [LETTERHEAD]
                               MEDICAL PRODUCTS INC.



December 23, 1997




Dr. Vartan Libaridian
17751 Sherman Way
Reseda, CA 92000


Re: Modification to the term of your Employment Agreement



Dear Vartan,


          As we discussed together, we hereby agree to your request to change the initial term of your employment agreement to two years, beginning on 1 January 1998.

          Additionally we agreed the following with you:

          1. We will purchase your interest in "Obagi Skin Health Products France" at your actual cost, which you indicated to be approximately between $5,000-$7,000.

          2. As regards your winding down your current company, we agreed that you will continue to receive royalties under your existing agreement with the Advantage Group for the duration of that agreement, which you informed us runs through the year 2004. There will be no new technical involvement from your side, but we agreed that you will be able to give advice on the existing product, covered by this royalty agreement.

         3. You will transfer to the Company all of the formulations and documentation previously developed by you, known as the "Public Line" on the date of this agreement.

We look forward to a long and successful relationship together.


Sincerely,


/s/ Peter P. Tong

Peter P. Tong
President






     625 Alaska Avenue, Torrance, CA 90503 (Tel) 310 320-9768 (Fax) 310 320-9357